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COMPANY PRESS RELEASE

SOURCE: FIRST MUTUAL BANK

FIRST MUTUAL FORMS HOLDING COMPANY; CHANGES NAME TO REFLECT BROADER BUSINESS BASE AND ADDITIONAL GROWTH PROSPECTS

BELLEVUE, Wash., Oct. 26 /PRNewswire/ --First Mutual Savings Bank (Nasdaq:
FMSB - NEWS) today announced the formation of a holding company, First Mutual Bancshares, Inc. Concurrently, the Bank announced that the holding company's wholly owned subsidiary, First Mutual Savings Bank, has changed its name to First Mutual Bank effective immediately. Shareholders of record on October 26, 1999 will receive one share of stock in the new holding company, First Mutual Bancshares, Inc., for each share of First Mutual Savings Bank stock they own. The new shares will be payable immediately. The stock will continue to be traded on the Nasdaq National Market system under the ticker symbol FMSB, and current shareholders do not need to take any action to facilitate the transaction.

"The formation of First Mutual Bancshares, Inc. gives our company a broader platform for further growth," stated John Valaas, President and CEO. "First Mutual has grown considerably and consistently for years, solely through internal expansion. We believe the formation of a holding company will ease access to acquisitions and increase growth potential.

"The name change is simply a way for First Mutual to more accurately reflect its business," Valaas continued. "The ongoing transformation of our lending portfolio includes a strong focus on commercial lending and a decreased dependence on single family residential properties, which at the end of the third quarter accounted for just 17% of the total portfolio."

First Mutual also reported its 28th consecutive record quarter. For the first nine months of 1999, net income totaled $4.4 million, or $.93 per diluted share. Total assets were $548 million at September 30, 1999, up 16% from a year ago and net loans receivable were up 12% to $406 million.

First Mutual Bancshares, Inc., is the holding company for its wholly owned subsidiary, First Mutual Bank. First Mutual is an independent, community-based bank that operates nine full-service offices in the Puget Sound area, as well as loan production offices in Tacoma, Washington and Salem, Oregon. The FDIC-insured savings bank derives a significant portion of its income from mortgage banking activities and small commercial-property portfolio loan originations.

Note: Except for the historical information in this news release, the matters described herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties that could cause actual results to differ materially. Such risks and uncertainties include those related to the economic and competitive environment, especially where First Mutual operates, regulatory approval, general interest rate changes and the fiscal and monetary policies of the government, credit risk management, and

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other risks and uncertainties discussed in First Mutual Bank's FDIC securities filings. First Mutual Bank disclaims any obligation to publicly announce future events or developments which affect the forward-looking statements herein.

SOURCE: FIRST MUTUAL BANK

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